Exhibit 99 (a)

Driving Tomorrow’s Technology	news release

For Release:	October 22, 2002	Contact:	Steve Gaut 248.813.2946

DELPHI REALIGNS TO FOCUS ON GROWTH, EFFICIENCY, CUSTOMERS

Senior Delphi Executives Receive New Assignments

     TROY, Mich. – Delphi Corporation (NYSE: DPH) chairman, CEO and president, J.T. Battenberg III today announced a realignment of the company and also appointed executives to intensify lean enterprise transformation and technology development, focus on customer and growth initiatives, and oversee resolution of under-performing businesses. All changes are effective January 1, 2003.

     Battenberg said the new business sectors will be composed of divisions with business lines that are grouped on the basis of similar product, market and operating factors. The business sectors are:

•	Dynamics, Propulsion and Thermal Sector — comprised of businesses from Delphi Energy & Chassis, Delphi Saginaw Steering and Delphi Thermal.

•	Electrical, Electronics, Safety & Interior Sector – comprised of businesses from Delphi Packard Electric, Delphi Safety & Interior, Delphi Delco Electronics, and Delphi Product & Service Solutions.

     “This realignment will increase our focus on products and services with the greatest long-term benefit for Delphi and our business units will dedicate their time and deploy their engineering and manufacturing resources more efficiently,” Battenberg said.

     Battenberg also announced the formation of a special unit within the company, comprised of selected product lines, joint ventures and plant sites that are not core to

Delphi, or do not meet the company’s targets for growth, strategic fit, profitability and other financial metrics. For segment reporting, the unit will be designated the Automotive Holdings Group.

The management moves include:

•	Chief Financial Officer Alan S. Dawes, 48, is named vice chairman and chief financial officer, retaining his current responsibilities, while assuming oversight for the Automotive Holdings Group. Dawes’ oversight will provide synergy between finance, the mergers & acquisitions activity and the team responsible for seeking the best alternative for challenged businesses. Dawes remains a member of the Delphi Board of Directors, and the Delphi Strategy Board, and reports to Battenberg. James A. Bertrand, 45, retains his current position as president of Delphi Safety & Interior Systems, with additional responsibility to lead the Automotive Holdings Group. For these responsibilities, he will report to Dawes. He also remains a member of the Delphi Strategy Board. Delphi’s instrumentation and generator business lines will be the first units transitioned to the Automotive Holdings Group under Bertrand’s leadership.

•	Donald L. Runkle, 57, is named vice chairman – enterprise technologies. He becomes the senior executive responsible for streamlining processes, and integrating the critical efforts of purchasing, engineering and manufacturing to raise corporate performance to the next level of a lean enterprise. Purchasing Vice President R. David Nelson, 64, will report to Runkle, and will remain a member of the Delphi Strategy Board. Runkle also becomes the company’s chief technology officer and will oversee Delphi Technologies Inc., and Delphi Research Labs. In this new role, Runkle will help Delphi accelerate growth through innovative technology, speed product development with integrated Delphi product offerings across business sectors, improve partnership and efficiency of the supply chain and expand Delphi’s leadership in lean manufacturing to the entire enterprise. He continues to report to Battenberg, and remains a member of the Delphi Board of Directors, the Strategy Board and customer champion for the DaimlerChrysler and commercial vehicle accounts. Runkle had been an executive vice president of Delphi and President of the former Dynamics and Propulsion Sector.

•	Rodney O’Neal, 49, is named President of the newly formed Dynamics, Propulsion and Thermal Sector. He had been an executive vice president of Delphi and president of the former Safety, Thermal and Electrical Architecture Sector. O’Neal will continue to report to Battenberg, and remains a member of the Delphi Strategy Board, as well as customer champion within Delphi for the Ford Motor Company account. Guy C. Hachey, 47, Robert J. Remenar, 46, and Ronald M. Pirtle, 48, presidents of Delphi Energy & Chassis, Delphi Saginaw Steering and Delphi Thermal, respectively, will report to O’Neal. All remain members of the Delphi Strategy Board.

•	David B. Wohleen, 52, is named President of the newly formed Electrical, Electronics, Safety & Interior Sector, and will continue to report to Battenberg. James A. Bertrand, 45, Francisco A. “Frank” Ordoñez, 52, Jeffrey J. Owens, 47, and James A. Spencer, 49, presidents of Delphi Safety & Interior, Delphi Product & Service Solutions, Delphi Delco, and Delphi Packard respectively, will report to Wohleen. All remain members of the Delphi Strategy Board. Wohleen had been executive vice president in charge of the Electronics and Mobile Communications Sector. He remains the customer champion within Delphi for the General Motors account.

•	José María Alapont, 52, currently President for Delphi Europe, Middle East and Africa, is named President, International Operations and Vice President of Sales and Marketing – a newly created position within Delphi, reporting to

Battenberg. He will relocate to Delphi’s Global Headquarters and assumes responsibility for the company’s worldwide network of customer directors. He also will coordinate sales initiatives with global automotive customers and lead enterprise-wide marketing efforts. Alapont remains a member of the Delphi Strategy Board. Previously, the customer directors had reported to a variety of the company’s other officers and executives. Volker Barth, 55, currently president of Delphi South America, is named president of Delphi Europe, Middle East & Africa and will report to Alapont. He will relocate to Europe and his successor will be named soon. Choon Chon, 56, currently president of Delphi Asia Pacific, retains that position and will report to Alapont. Both remain members of the Strategy Board.

     “This realignment of our businesses and leadership is an important step to accelerate our efforts to position Delphi for growth, customer satisfaction and profitability. We intend to be faster, easier to communicate with, and provide better solutions that serve our customers’ global market needs,” Battenberg said. “We expect the transition to be seamless to our customers, provide potential for greater return for our investors, and to further engage our employees and suppliers in the transformation of Delphi.”

     For photographs of Dawes, Runkle, O’Neal and Wohleen or for more information about Delphi and its operating subsidiaries, visit Delphi’s Virtual Press Room at www.delphi.com/media.

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